Exhibit 99.1

Contact:

Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673

For Immediate Release

GEN-PROBE REPORTS STRONG FINANCIAL RESULTS
FOR FOURTH QUARTER AND FULL YEAR 2004

— Fourth Quarter Earnings Per Share Increase to $0.23, 21% Above Prior Year Period —

— Fourth Quarter Product Sales Increase to $58.5 Million,
New Quarterly High and 15% Above Prior Year Period —

— Company Establishes New Records for Revenues and Earnings in 2004,
Expects Another Year of Strong Product Sales Growth in 2005 —

SAN DIEGO, CA, February 16, 2005 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported strong financial results for the fourth quarter and full year ended December 31, 2004. Net income for the fourth quarter of 2004 was $12.0 million ($0.23 per share), compared to net income of $9.7 million ($0.19 per share) in the prior year period, an increase of 21% per share. All per share amounts are calculated on a fully diluted basis.

Total revenues for the fourth quarter of 2004 were $68.5 million, compared to $58.1 million in the prior year period, an increase of 18%. Product sales for the fourth quarter of 2004 were $58.5 million, compared to $50.8 million in the prior year period, an increase of 15% and a new quarterly record.

For the full year 2004, net income was $54.6 million ($1.06 per share), compared to net income of $35.3 million ($0.72 per share) in 2003, an increase of 47% per share. Total revenues in 2004 were $269.7 million, compared to $207.2 million in 2003, an increase of 30%. Product sales in 2004 were $222.6 million, compared to $188.6 million in 2003, an increase of 18%.

“Our strong fourth quarter results capped off an outstanding year for Gen-Probe,” said Henry L. Nordhoff, the Company’s chairman, president and chief executive officer. “Both our clinical diagnostic and blood screening products established new sales records in the fourth quarter, driven by the APTIMA Combo 2® and Procleix® assays. In addition, in recent months we hit key regulatory milestones and finalized business development transactions that we believe will contribute to our future growth.”

Detailed Results

Sales of the APTIMA Combo 2 assay, Gen-Probe’s amplified nucleic acid test (NAT) for simultaneously detecting Chlamydia trachomatis (CT) and Neisseria gonorrhoeae (GC), grew by more than 50% in the fourth quarter compared to the prior year period, and in the full year 2004 compared to 2003. This sales growth was driven by market share gains on both the semi-automated instrument platform and on the high-throughput, fully automated TIGRIS® system. Revenue from the PACE®

product line, the Company’s non-amplified tests for the same microorganisms, declined in the fourth quarter compared to the prior year period and compared to the third quarter of 2004. For the full year 2004, PACE sales declined by less than 10%, a slower rate of decline than Gen-Probe had previously anticipated.

Product sales also benefited from continued growth of the Procleix blood screening assay, which is marketed worldwide by Gen-Probe’s blood screening partner, Chiron Corporation, and from early adoption of the Procleix UltrioTM assay in Europe. The original Procleix assay simultaneously detects HIV-1 and hepatitis C virus in donated human blood, while the new Procleix Ultrio assay includes an additional test for detection of the hepatitis B virus.

Product sales were, in millions:

	Three Months Ended Dec. 31,			Year Ended Dec. 31,
	2004	2003	Increase	2004	2003	Increase

Clinical diagnostics	$32.6	$29.0	12%	$127.0	$112.0	13%
Blood screening	$25.9	$21.8	19%	$95.6	$76.6	25%

Total product sales	$58.5	$50.8	15%	$222.6	$188.6	18%

Collaborative research revenues for the fourth quarter of 2004 were $7.9 million, compared to $5.9 million in the prior year period, an increase of 34% that resulted primarily from higher reimbursement from Chiron of costs associated with the development of the Procleix Ultrio and West Nile virus (WNV) blood screening assays. For the full year 2004, collaborative research revenues were $27.1 million, compared to $15.4 million in 2003, an increase of 76% that resulted primarily from U.S. cost recovery revenue from the WNV blood screening assay, which has been shipped under an investigational new drug (IND) application since the third quarter of 2003.

Royalty and license revenues for the fourth quarter of 2004 were $2.2 million, compared to $1.3 million in the prior year period, an increase of 69% that resulted primarily from royalties received from Chiron associated with Chiron’s licensing agreement with LabCorp for plasma screening. For the full year 2004, royalty and license revenues were $20.0 million, compared to $3.1 million in 2003. This dramatic increase resulted primarily from a $6.5 million milestone payment arising from our contract with Chiron and a $7 million license fee earned in connection with our cross-licensing agreement with Tosoh.

Gross margin on product sales was 70% in the fourth quarter of 2004, compared to 79% in the prior year period. Gross margin was negatively affected by higher scrap expense associated with the expiration of previously manufactured blood screening products and related components, the early shutdown of our manufacturing facilities to ensure a smooth implementation of our new enterprise resource planning system, the amortization of capitalized software costs related to the TIGRIS system, and the sale of TIGRIS instruments to Chiron. In addition, gross margin in the prior year period was unusually high because fixed overhead costs allocated to the production of pre-commercial development lots were recorded as research and development expense. For the full year 2004, gross margin on product sales was 73%, compared to 76% in 2003. The decrease in product gross margin was due to the factors described above.

Research and development (R&D) expenses were $18.5 million in the fourth quarter of 2004, compared to $19.0 million in the prior year period, a decrease of 3%. Fourth quarter R&D expenses included costs associated with development lot production of our WNV blood screening assay, and a $1 million payment to AdnaGen AG for access to their immunocapture technology. For the full year 2004, R&D expenses were $68.5 million, compared to $63.6 million in 2003, an increase of 8% that was driven primarily by clinical trial expenses for the Procleix Ultrio and WNV assays.

Marketing and sales expenses were $7.2 million in the fourth quarter of 2004, compared to $6.1 million in the prior year period, an increase of 18%. For the full year 2004, marketing and sales expenses were $27.2 million, compared to $22.6 million in 2003, an increase of 20%. These increases resulted primarily from costs associated with launching the TIGRIS system.

General and administrative (G&A) expenses were $7.8 million in the fourth quarter of 2004, compared to $7.5 million in the prior year period, an increase of 4%. For the full year 2004, G&A expenses were $31.6 million, compared to $23.2 million in 2003, an increase of 36% that resulted primarily from higher legal expenses, the consolidation of Molecular Light Technology, which occurred in the fourth quarter of 2003, and investments in the Company’s business development and strategic planning functions.

Gen-Probe continues to have a strong balance sheet. As of December 31, 2004, the Company had $193.8 million of cash, cash equivalents and short-term investments, and no debt. In 2004, Gen-Probe generated net cash of $63.4 million from its operating activities.

2005 Financial Guidance

“We expect 2005 to be another year of strong product sales growth and high profitability for Gen-Probe,” said Herm Rosenman, the Company’s vice president of finance and chief financial officer. “We expect growth to be led by continued market share gains of the APTIMA Combo 2 assay on the TIGRIS system, by ongoing international expansion of the Procleix assay, and by European uptake of the Procleix Ultrio assay on the TIGRIS system. We anticipate that this strong top-line performance will enable us to invest appropriately in R&D projects that will drive our next wave of growth, while also delivering net, after-tax profits of 20% or more in 2005.”

As previously disclosed, Gen-Probe’s 2004 results benefited from two one-time events in the first quarter. The $7 million license fee earned from Tosoh and the $6.5 million milestone earned from Chiron related to development of the Procleix Ultrio assay added $13.5 million of non-recurring revenue, and $0.17 of non-recurring EPS, to the Company’s first quarter and full year 2004 results. The Company also expects to earn a $10 million milestone from Chiron upon U.S. regulatory approval of the Procleix Ultrio assay on the TIGRIS system, which should contribute approximately $0.12 of EPS to fourth quarter 2005 results. While Gen-Probe is confident that marketing clearance will be granted expeditiously, there is no guarantee that it will be received in 2005, as regulatory timelines are inherently difficult to predict.

“While these one-time events can cause reported EPS and revenues to fluctuate, we believe the underlying fundamentals of Gen-Probe’s business, as well as our future prospects, have never been stronger than as we enter 2005,” Rosenman said.

For the full year 2005, Gen-Probe expects:

•	Total revenues of $287 to $295 million, based on continued strong product sales in both clinical diagnostics and blood screening. This total revenue estimate includes collaborative research revenues of $20-22 million, royalty and license revenue of $6-7 million, and the $10 million milestone that Gen-Probe expects to earn in the fourth quarter upon U.S. regulatory approval of the Procleix Ultrio assay on the TIGRIS system.

•	Product gross margins approximating 72% to 74% of product sales. Although Gen-Probe’s gross margin percentage tends to rise as manufacturing volumes increase, 2005 gross margin will be negatively affected by two factors: a full year of capitalized software amortization related to the TIGRIS system; and the sale of TIGRIS instruments to Chiron for blood screening customers, which contractually occur at cost.

•	R&D expenses approximating 25% to 26% of total revenues. Key R&D priorities for 2005 include TIGRIS instrument filings for blood screening applications, ongoing support of the TIGRIS system and next-generation instrument platforms, and the Company’s PCA3 prostate cancer and human papillomavirus (HPV) programs.

•	Marketing and sales expenses approximating 10% to 11% of total revenues, comparable to 2004 levels on a percentage basis.

•	General and administrative expenses approximating 10% to 11% of total revenues, slightly lower than 2004 levels on a percentage basis.

•	EPS of between $1.17 and $1.22 on a fully diluted basis. Gen-Probe’s EPS guidance is based on a fully diluted share count of 52.5 million for the year and a tax rate of approximately 36%, but does not include the potential effect of expensing stock options, which is expected to begin July 1, 2005.

Recent Events

•	HPV Agreement with Roche. Gen-Probe signed a supply and purchase agreement with Roche under which Gen-Probe will purchase products for use in APTIMA-format molecular diagnostic assays for HPV.

•	BLA for Procleix WNV assay. Gen-Probe submitted this regulatory application to the US Food and Drug Administration ahead of schedule on January 27, 2005.

•	European Approval of TIGRIS System. Gen-Probe’s fully automated Procleix TIGRIS system was approved for use with the Procleix Ultrio assay in Europe. The system was granted a CE (Conformité Européene) mark in accordance with Directive 98/79/EC, clearing the way for commercialization in the European Union and other parts of the world that accept the CE Mark.

•	Corixa Cancer Markers. Gen-Probe licensed from Corixa the rights to develop molecular diagnostic tests for approximately 50 potential genetic markers in the areas of prostate, ovarian, cervical, kidney, lung and colon cancer. The agreement broadens and accelerates Gen-Probe’s strategic move into oncology diagnostics.

•	AdnaGen Immunocapture Technology. Gen-Probe licensed technology from AdnaGen that may help increase the accuracy of molecular diagnostic tests to detect prostate and other cancers, help determine the aggressiveness of these malignancies, and monitor responses to therapy.

•	Qualigen Point-of-Use Platform. Gen-Probe acquired from Qualigen an exclusive option to develop a point-of-use NAT instrument based on Qualigen’s FDA-approved immunoassay system. The portable instrument would use Gen-Probe’s NAT technologies to rapidly detect, at the point of sample collection, the presence of harmful microorganisms and genetic mutations, potentially accelerating Gen-Probe’s move into the clinical point-of-care and industrial testing markets.

•	APTIMA CT Approval. The FDA granted marketing clearance for the Company’s APTIMA® Chlamydia Trachomatis (CT) assay, an amplified nucleic acid test that detects, on an individual basis, the bacterium that causes the most common STD in the United States.

•	bioMérieux Option Exercise. bioMérieux exercised an option to develop diagnostic products for certain disease targets using Gen-Probe’s patented ribosomal RNA technologies, pursuant to terms of an agreement first disclosed on October 6, 2004. In exchange for these rights, bioMérieux paid Gen-Probe a $4.5 million license fee, $1.9 million of which will be recorded as license revenue in the first quarter.

Webcast Conference Call

A live webcast of Gen-Probe’s fourth quarter and full year 2004 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time on February 16, 2005. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available until 6 p.m. Eastern Time on February 18, 2005. The replay number is (866) 422-8164 for domestic callers and (203) 369-0833 for international callers.

About Gen-Probe

Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) for diagnosing human diseases and screening donated human blood. Gen-Probe markets a broad portfolio of products that use the Company’s patented technologies to detect infectious microorganisms, including those causing sexually transmitted diseases, tuberculosis, strep throat, pneumonia and fungal infections. The Company also developed and manufactures the only FDA-approved blood screening assay for the simultaneous detection of HIV-1 and HCV, which is marketed by Chiron Corporation. In addition, Gen-Probe’s TIGRIS instrument is the only fully automated, high-throughput NAT system for diagnostics and blood screening. Gen-Probe has more than 20 years of NAT expertise, and its products are used daily in clinical laboratories and blood collection centers worldwide. Gen-Probe is headquartered in San Diego and employs approximately 900 people. For more information, go to www.gen-probe.com.

TIGRIS, APTIMA, APTIMA COMBO 2 and PACE are trademarks of Gen-Probe Incorporated.

ULTRIO and PROCLEIX are trademarks of Chiron Corporation.

Caution Regarding Forward-Looking Statements

Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “2005 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and “would.” For example, statements concerning Gen-Probe’s financial condition, possible or assumed future results of operations, growth opportunities, industry ranking, plans and objectives of management, markets for our common stock and future management and organizational structure are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: (i) the risk that we may not achieve our expected 2005 growth, revenue or earnings targets, (ii) the risk that we may receive an unfavorable decision in our arbitration with Bayer, (iii) the risk that we may not earn or receive milestone payments from our collaborators, (iv) the possibility that the market for the sale of our new products, such as our TIGRIS system, APTIMA Combo 2 assay and Procleix Ultrio assay, may not develop as expected, (v) the enhancement of existing products and the development of new products may not proceed as planned, (vi) the risk that our Procleix Ultrio assay and West Nile virus clinical trials may not proceed as planned and may not be successful, (vii) the risk that our Procleix Ultrio and WNV assays may not be commercially available in the time frames we anticipate, or at all, (viii) we may not be able to compete effectively, (ix) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (x) we are dependent on Chiron Corporation, Bayer Corporation and other third parties for the distribution of some of our products, (xi) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (xii) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products, (xiii) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, (xiv) the risk that our intellectual property may be infringed by third parties or invalidated, and (xv) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention.

The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we have filed with the SEC, including our Report on Form 10-Q for the quarter ended September 30, 2004 and all our periodic filings made with the SEC. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

# # #

Gen-Probe Incorporated
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$25,498	$35,973
Short-term investments	168,328	120,333
Trade accounts receivable, net of allowance for doubtful accounts of $664 and $717 at December 31, 2004 and 2003, respectively	21,990	15,158
Accounts receivable — other	3,136	2,555
Inventories	27,308	13,676
Deferred income taxes	7,725	10,979
Prepaid expenses and other current assets	13,964	10,203

Total current assets	267,949	208,877

Property, plant and equipment, net	76,651	65,478
Capitalized software	23,466	24,872
Goodwill	18,621	18,621
Other assets	24,395	6,893

Total assets	$411,082	$324,741

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,729	$9,250
Accrued salaries and employee benefits	11,912	11,670
Other accrued expenses	4,451	6,085
Income tax payable	1,188	6,191
Deferred revenue	9,467	6,681

Total current liabilities	33,747	39,877

Deferred income taxes	9,187	6,850
Deferred revenue	5,000	5,667
Deferred rent	309	323

Minority interest	1,810	1,649

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.0001 par value per share, 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.0001 par value per share; 200,000,000 shares authorized, 50,035,490 and 48,721,560 shares issued and outstanding at December 31, 2004 and 2003, respectively (1)	5	5
Additional paid-in capital	248,767	212,586
Deferred compensation	(1,104)	(538)
Accumulated other comprehensive income	807	343
Retained earnings	112,554	57,979

Total stockholders’ equity	361,029	270,375

Total liabilities and stockholders’ equity	$411,082	$324,741

(1) All share and per share amounts reflect the 2-for-1 stock split implemented as a 100% stock dividend in September 2003.

Gen-Probe Incorporated
Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

	(unaudited)
Revenues:
Product sales	$58,483	$50,799	$222,560	$188,645
Collaborative research revenue	7,852	5,928	27,122	15,402
Royalty and license revenue	2,174	1,333	20,025	3,144

Total revenues	68,509	58,060	269,707	207,191

Operating expenses:
Cost of product sales	17,608	10,656	59,908	45,458
Research and development	18,521	18,989	68,482	63,565
Marketing and sales	7,233	6,096	27,191	22,586
General and administrative	7,811	7,476	31,628	23,233

Total operating expenses	51,173	43,217	187,209	154,842

Income from operations	17,336	14,843	82,498	52,349

Other income (expense)
Minority interest	(14)	(97)	(296)	(97)
Interest income	934	968	2,815	2,415
Interest expense	5	(8)	(28)	(65)
Other income (expense), net	(311)	373	(410)	494

Total other income (expense)	614	1,236	2,081	2,747

Income before income taxes	17,950	16,079	84,579	55,096

Income tax expense	5,974	6,402	30,004	19,766

Net income	$11,976	$9,677	$54,575	$35,330

Net income per share:
Basic (1)	$0.24	$0.20	$1.10	$0.74

Diluted (1)	$0.23	$0.19	$1.06	$0.72

Weighted average shares outstanding (1):
Basic	49,866	48,612	49,429	47,974

Diluted	51,705	50,408	51,403	49,137

(1)	All share and per share amounts reflect the 2-for-1 stock split implemented as a 100% stock dividend in September 2003.